UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 03/09/2011

First Data Corporation

(Exact name of registrant as specified in charter)

Commission File Number: 001-11073

Delaware	47-0731996
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

5565 Glenridge Connector, N.E.

Suite 2000

Atlanta, Georgia 30342

(Address of principal executive offices, including zip code)

(404) 890-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

First Data Corporation (the “Company”) today announced that it intends to seek amendments to its senior secured credit facilities to, among other things:

(i) extend the maturity of all or a portion of the revolving credit commitments and revolving credit loans under our senior secured revolving credit facility to the earliest of: (x) June 24, 2015, if on such date the aggregate outstanding principal amount of our 9.875% Senior Notes due 2015 and 10.55% Senior PIK Notes due 2015 exceeds $750.0 million, (y) December 31, 2015, if on such date the aggregate outstanding principal amount of our 11.25% Senior Subordinated Notes due 2016 exceeds $750.0 million and (z) September 24, 2016 (or, in each case above, if such date is not a business day, the next preceding business day) (the “Revolver Extension”);

(ii) convert an amount expected to be not less than approximately $3,000 million (which amount may be increased prior to the effectiveness of the amendment at our discretion) of the existing term loans under our senior secured term loan facility into new dollar- and euro-denominated extended tranches of term loans, each of which will mature on March 24, 2018 (or, if such date is not a business day, the next preceding business day) (the “Term Loan Extension”);

(iii) allow the Company to permanently reduce the revolving credit commitments subject to the Revolver Extension while maintaining the revolving credit commitments not subject to the Revolver Extension in their original amount;

(iv) increase the interest rate applicable to the revolving credit loans subject to the Revolver Extension and term loans subject to the Term Loan Extension to a rate equal to, at our option, either (x) LIBOR for deposits in the applicable currency plus 375 basis points or (y) with regard to dollar denominated borrowings, a base rate plus 275 basis points; and

(v) increase the commitment fee payable on the undrawn portion of the revolving credit commitments subject to the Revolver Extension to 75 basis points.

The effectiveness of the amendments is subject to certain conditions, including, among other things, (x) the Company’s obtaining consent of (A) each lender under the senior secured credit facilities holding loans and/or revolving credit commitments that are to be subject to the Revolver Extension and/or the Term Loan Extension, as applicable and (B) the lenders holding a majority of the commitments and loans outstanding under the senior secured credit facilities, (y) at least $50 million of revolving credit commitments and revolving credit loans and an amount expected to be approximately $3,000 million of term loans becoming subject to the Revolver Extension and the Term Loan Extension, respectively and (z) within 90 days of the date of executing the amendment agreement, the Company having issued senior secured notes yielding gross cash proceeds in an amount expected to be not less than approximately $750 million, the net cash proceeds of which shall have been used to repay term loans under our senior secured term loan facility.

Immediately after the effectiveness of such amendments the Company intends to effect a permanent reduction of the revolving credit commitments that are subject to the Revolver Extension in an amount equal to at least 20%.

The Company expects that these amendments will provide it with more flexibility to address its debt maturities and that the amendments described above are an important step in enhancing its financial flexibility and continued access to long-term funding.

Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that the Company will achieve or realize these plans, intentions or expectations.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

This current Report on Form 8-K includes certain disclosures which contain “forward-looking statements.” You can identify forward-looking statements because they contain words such as “intends”, “believes” and “expects.” Forward-looking statements are based on the Company’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actually results to differ materially from those in the forward-looking statements include the ability to obtain the consent of the requisite lenders and ability to satisfy the conditions precedent to the amendment becoming effective.

The Company is furnishing the information in this Item 7.01 in this Current Report on Form 8-K to comply with Regulation FD. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 9, 2011

First Data Corporation

By:	/s/ Stanley J. Andersen
Stanley J. Andersen
Vice President and Assistant Secretary